EXHIBIT 99

HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
INCREASED FOURTH QUARTER AND ANNUAL EARNINGS PER SHARE

FOR IMMEDIATE RELEASE: October 13, 2004

         (Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("Harbor Federal"), announced today that diluted earnings per share for its fourth fiscal quarter ended September 30, 2004, increased 14.3% to 48 cents per share on net income of $11.1 million, compared to 42 cents per share on net income of $9.7 million for the same period last year. Diluted earnings per share for the fiscal year ended September 30, 2004, increased 7.9% to $1.77 per share on net income of $41.0 million, compared to $1.64 per share on net income of $37.9 million for the same period last year. The increases for both the quarter and fiscal year to date were due primarily to increased net interest income, resulting from an increase in average interest-earning assets due to originations of loans and purchases of mortgage-backed securities. This growth was funded with low cost core deposits and FHLB advances. The increase in net interest income was supplemented by an increase in other income and was partially offset by an increase in other expenses.

         During the quarter ended September 30, 2004, the Company agreed to pay the Internal Revenue Service (IRS) $505,000 to settle the issue related to an operational adjustment in it's Employee Stock Ownership Plan (ESOP) and recorded a $368,000 partial reversal of the $873,000 non-deductible amount expensed in the quarter ended June 30, 2004. The Company also recognized a tax benefit of $545,000 from the settlement with the IRS.

         The two hurricanes that hit the Treasure Coast in September had a negative effect on the Company's earnings this quarter as a result of lower levels of loan originations, loan sales and fee income. Additional expenses were also incurred as a result of damages to buildings and equipment.

DIVIDEND

         Harbor Florida Bancshares, Inc.'s Board of Directors declared a quarterly dividend of 16 cents per share for the fourth quarter. The dividend is payable November 19, 2004 to shareholders of record as of October 22, 2004.

FINANCIAL CONDITION

         Total assets increased to $2.627 billion at September 30, 2004, from $2.352 billion at September 30, 2003. Total net loans increased to $1.891 billion at September 30, 2004, from $1.611 billion at September 30, 2003. Total deposits increased to $1.745 billion at September 30, 2004, from $1.550 billion at September 30, 2003.
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         Strong loan originations contributed to net increases of $97.2 million in residential one-to-four family mortgage loans, $71.5 million in land loans, $54.1 million in nonresidential mortgage loans, $36.3 million in consumer loans, and $15.8 million in commercial business loans for the fiscal year ended September 30, 2004. Residential one-to-four mortgage loan originations increased 6.4% from the same period last year to $750.4 million for the year ended September 30, 2004. Commercial real estate loan originations increased 51.4% to $244.2 million for the year ended September 30, 2004. Consumer loan originations increased 27.4% to $162.6 million for the year ended September 30, 2004. Commercial business loan originations were $49.2 million for the fiscal year, up 24.7% from the same period last year.

         The increase in deposits for the year was due primarily to a net increase of $166.7 million in core deposits (transaction and passbook accounts), and $27.9 million in certificate accounts. This change reflects the Company's emphasis on growing transaction accounts, the customer's preference for shorter-term investments in a low interest rate environment and growth in the Company's market area.

RESULTS OF OPERATIONS

         Net interest income increased 11.3% to $24.5 million for the quarter ended September 30, 2004, from $22.0 million for the quarter ended September 30, 2003 as a result of a 13.0% increase in average interest-earning assets that were funded primarily with low cost core deposits and FHLB advances. The average balance of mortgage-backed securities increased $206.9 million, partially offset by a decrease of $165.9 million in investment securities and $24.3 million in interest-bearing deposits in other banks from the same period last year. The Company's investment strategy has been to shift the securities portfolio from lower yielding, shorter term investment securities into higher yielding balloon mortgage-backed securities, with expected average lives in the three to four year range. Average total loans increased by $272.2 million. The average balance of core deposits and FHLB advances increased by $198.3 million and $61.4 million, respectively. The average balance of core deposits increased to 51.5% of total average deposits from 45.9% for the same quarter last year.

         Provision for loan losses was $350,000 for the quarter ended September 30, 2004, compared to $334,000 for the quarter ended September 30, 2003. The provision for the quarter ended September 30, 2004 was principally comprised of a charge of $503,000 due to increased credit risk resulting from growth in the loan portfolio, primarily commercial real estate loans, partially offset by a $155,000 decrease in the level of classified loans.

         Other income increased to $5.6 million for the quarter ended September 30, 2004, from $5.3 million for the quarter ended September 30, 2003. This increase was due primarily to increases of $707,000 in fees and service charges and $136,000 in insurance commissions and fees, partially offset by a decrease of $665,000 in gains on sale of equity and debt securities. The increase in other fees and service charges was primarily due to growth in transaction accounts. The increase in insurance commissions and fees was due primarily to increased sales of insurance products.
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         Other expense increased to $12.6 million for the quarter ended
September 30, 2004, from $11.2 million for the quarter ended September 30, 2003. This increase was due primarily to increases of $592,000 in compensation and benefits, $317,000 in occupancy, $240,000 in advertising and promotion, and $111,000 in data processing services. The increase in occupancy includes $146,000 of costs, not covered by insurance, related to damages to buildings and equipment due to the two hurricanes. Other expense for the quarter ended September 30, 2004 was offset by a $368,000 partial reversal of the non-deductible amount expensed in the quarter ended June 30, 2004 as a result of the IRS settlement concerning the ESOP.

         Income tax expense remained constant at $6.0 million for the quarters ended September 30, 2004 and 2003. The effective tax rate was 35.1% for the quarter ended September 30, 2004 and 38.4% for the same period last year. The decrease in the effective tax rate for the quarter ended September 30, 2004 is primarily a result of the tax benefit resulting from the IRS settlement concerning the ESOP.

ASSET QUALITY

         Nonperforming loans increased to $3.0 million at September 30, 2004 from $2.2 million at September 30, 2003. Net chargeoffs for the fiscal year ended September 30, 2004 decreased to $49,000 compared to $124,000 for the same period last year. The ratio of the allowance for loan losses to total net loans decreased to .94% of loans as of September 30, 2004, from 1.01% of total net loans for the same period last year. The allowance for loan losses remains sufficient to cover losses inherent in the loan portfolio.

BRANCH AND INSURANCE EXPANSION

         Harbor Federal expanded into Lake County with a new branch in Clermont at US 27 and Citrus Tower Boulevard during the quarter and will open another branch in Martin County in south Stuart in October.

TREASURY STOCK REPURCHASES

         Harbor Florida Bancshares, Inc.'s Board of Directors also approved an extension of the Company's stock repurchase plan to October 14, 2005, permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions. The Company has repurchased 522,702 shares under the current stock repurchase program. As of September 30, 2004, the Company has a total of 8,003,812 shares held as treasury stock.

         Harbor Federal is located in Fort Pierce, Florida and has 36 offices located in a seven-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

         Financial highlights for Harbor Florida Bancshares, Inc. are attached.

CONTACT: Michael J. Brown, Sr., President, (772) 460-7000; H. Michael Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations, (772) 460-7002; http://www.harborfederal.com.